CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

   We have issued our report dated October 26, 2016, accompanying the financial statements of Investment Grade Income Trust, 10-20 Year Series 47 (included in Invesco Unit Trusts, Taxable Income Series 477) as of June 30, 2016, and for the period from July 22, 2014 (date of deposit) through June 30, 2015 and for the year ended June 30, 2016 and the financial highlights for the period from July 22, 2014 (date of deposit) through June 30, 2015 and for the year ended June 30, 2016, contained in this Post-Effective Amendment No. 2 to Form S-6 (File No. 333-191353) and Prospectus.

   We hereby consent to the use of the aforementioned report in this Post-Effective Amendment and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

/s/ GRANT THORNTON LLP

New York, New York
October 26, 2016